KINGSTONE

FOR IMMEDIATE RELEASE

"Kingstone Select" is Successfully Launched in New York

Kingston, NY — February 14, 2021 – Kingstone Companies, Inc. (NASDAQ: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that Kingstone Insurance Company ("KICO"), its wholly-owned subsidiary, has successfully launched its "Select" Homeowners and Dwelling Fire Products in New York.

The lynchpin to our three-year plan dubbed "Kingstone 2.0," is "Kingstone Select", a new, more modern personal lines suite of products that better matches rate to risk. The "Select" products will be a launched during 2022 across our geographic footprint subject to approval of various states' insurance departments.

"I am delighted that our "Select" products are now live in our largest state, and I am confident that "Select" will enhance Kingstone's profitability with its refined segmentation and expanded use of analytics. Thanks to the hard work of our many employees and partners, especially insured.io, Milliman and WaterStreet Company, who helped us achieve this tremendous accomplishment" said Meryl Golden, KICO's President.

Financial information, including material announcements about Kingstone Companies, is routinely posted on www.kingstonecompanies.com.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire, and Maine.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319